Exhibit 99.3

Midland States Bancorp, Inc. Announces Change in Chief Financial Officer

Effingham, IL, October 26, 2017 — Midland States Bancorp, Inc. (NASDAQ: MSBI) (the “Company”) today announced that Kevin L. Thompson, Chief Financial Officer, resigned for personal reasons from the Company and Midland States Bank, its wholly-owned subsidiary (the “Bank”), effective October 20, 2017.  Jeffrey G. Ludwig, Executive Vice President of the Company, will serve as Chief Financial Officer while the Company conducts an executive search for Mr. Thompson’s replacement.  Mr. Ludwig previously served as Chief Financial Officer of the Company and the Bank from November 2006 through November 2016.

Leon J. Holschbach, President and Chief Executive Officer of the Company, commented, “After spending a year in Effingham, Kevin intends to relocate and continue his career in a larger market.  We appreciate Kevin’s service to Midland and wish him well in his future endeavors.  Our finance department will be in good hands under Jeff’s leadership while we conduct a search for a new Chief Financial Officer.”

Mr. Ludwig joined the Company in November 2006 as Chief Financial Officer, was promoted to Executive Vice President of the Company in October 2010, and was named President of the Bank in March 2016. He serves on the Company’s Executive Committee and Capital Management and Mergers and Acquisitions Committee and chairs its Asset/Liability Committee. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., a New York Stock Exchange-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a NASDAQ-listed company in San Jose, California, from 2002 to 2005; and Senior Manager—Audit & Advisory Services for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of September 30, 2017, the Company had total assets of $4.3 billion and its Wealth Management Group had assets under administration of approximately $2.0 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Special Note Concerning Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACTS:

Jeffrey G. Ludwig, Chief Financial Officer, at jludwig@midlandsb.com or (217) 342-7321

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321